Exhibit 99.2

AGR Tools Incorporates Wholly Owned Subsidiary

DALLAS, TEXAS, May 25, 2012 (MARKETWIRE via COMTEX) -- AGR Tools Inc. (or "AGR" or the "Company") (OTCQB: AGRT)(OTCBB: AGRT) is pleased to announce the incorporation of a wholly owned subsidiary, AGR Energy Holdings Inc (or "AGR Energy").

AGR Energy will form an arm of AGR which will focus on oil & gas exploration and production within the continental United States. AGR Energy looks to acquire and develop grass roots projects as well as re-work underutilized oil & gas assets in emerging plays within the US.

The company is working with Institutional Investors as well as Investment Banks which have a focus on the energy sector to potentially secure funding sources to execute on the aforementioned business opportunities. Also, the company looks to bolster the existing management team with several new hires who possess extensive experience within the oil & gas industry.

Mr. Vern Wilson, CEO commented:

"We are very excited about all of the new oil plays within the Continental US of late due to modern extraction techniques. With new technologies such as multiple stage stimulation techniques, as well as competitive oil pricing, it makes for a great opportunity for the seasoned oil & gas management team at AGR Energy. We have enough energy contained within North America to satisfy the nations needs which bodes well for all of us."

About AGR Tools Inc, and its wholly owned subsidiary, AGR Energy Holdings Inc:

AGR Tools/ AGR Energy Holding's mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world's health and welfare.

AGR Energy Holding's strategic goal is to expand our reserve base and increase our cash flow through investment in and management of exploration, acquisition and exploitation of new and existing oil and gas assets.

For further information please visit: www.agrenergycorp.com.

AGRT due diligence portal: Coming soon!
Contacts: AGR Tools Inc.
Vern Wilson
CEO
Vern@AGRenergycorp.com

Investor Inquiries:

Circadian Group
Tyler M. Troup, B.Comm
Toll Free: 1-866-865-2780
Tyler@Circadian-Group.com